Exhibit 99.1

Plum Creek Timber Company, Inc. 999 Third Avenue, Suite 4300 Seattle, Washington 98104 206 467 3600

News Release
For more information contact:
For immediate release	Investors: John Hobbs 1-800-858-5347
Jan. 31, 2011	Media: Kathy Budinick 1-888-467-3751

Plum Creek Reports Results for Fourth Quarter and Full Year 2010

SEATTLE – Plum Creek Timber Company, Inc. (NYSE: PCL) today announced fourth quarter earnings of $59 million, or $0.37 per diluted share, on revenues of $356 million. Earnings for the fourth quarter of 2009 were $28 million, or $0.17 per diluted share, on revenues of $258 million. Earnings for the fourth quarter of 2010 include a $13 million, or $0.08 per diluted share, loss on the early extinguishment of debt. Earnings for the fourth quarter of 2009 include a $3 million, or $0.02 per diluted share, loss on the early extinguishment of debt.

Earnings for the full year of 2010 were $213 million, or $1.31 per diluted share, on revenues of $1.19 billion. Results for the full year of 2010 include an $11 million, or $0.07 per diluted share, after-tax gain on the first-quarter sale of certain natural gas assets. As a result, income from continuing operations for 2010 was $202 million, or $1.24 per diluted share. Results for 2010 include the loss from the early retirement of debt mentioned above.

Earnings for the full year of 2009 were $236 million, or $1.44 per diluted share, on revenues of $1.29 billion. In addition to the loss from the early retirement of debt mentioned above, the 2009 results include approximately $13 million of after-tax ($22 million pre-tax) charges primarily associated with the downsizing of the company’s manufacturing operations. These items were offset somewhat by one-time tax benefits of approximately $8 million recorded in the first quarter of 2009.

“Each of our businesses performed well in 2010 and are positioned to benefit further from an improving economy in 2011,” said Rick Holley, president and chief executive officer. “Profitability in our timber resource segments increased 54 percent despite a slightly lower harvest volume in 2010. Our Manufacturing segment’s performance improved as well, reporting a $24 million profit compared to a loss in 2009. Our land sales captured attractive values and declined solely due to the smaller size of the final phase of our three-year Montana conservation sale.

“We’ve continued our disciplined allocation of capital, reducing debt by nearly $100 million and repurchasing $50 million of stock at attractive prices. In addition, we completed our refinancing plans during the fourth quarter at very attractive rates leaving us in an excellent financial position. Looking ahead, we are well positioned to benefit as the economy continues to improve.”

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Plum Creek Reports Results for Fourth Quarter

Summary of 2010 Results

The company generated $297 million in operating income for 2010, similar to the $299 million of operating income generated in 2009. Improved operating performance in the timber resource, manufacturing, and non-timber resource businesses was offset by lower income in the company’s Real Estate segment due exclusively to the smaller size of the Montana conservation sale in 2010.

Net income declined $23 million compared to 2009 primarily due to a favorable tax provision recorded in 2009.

Operating profit in the company’s timber resource segments increased a combined $42 million, or 54 percent from 2009 despite a slightly lower harvest in 2010. Modestly improved residential construction and industrial markets increased sawlog demand in most regions. As a result, sawlog prices improved by 2 to 15 percent year over year depending on the region. Demand for pulpwood remained attractive throughout 2010. Northern pulpwood prices held steady at 2009 levels. Southern pulpwood prices were 16 percent higher than 2009 as weather-related log shortages drove very strong pricing in the first half of 2010.

The company’s harvest level of 15.4 million tons was 2.5 percent lower than the 2009 harvest of 15.8 million tons. In the North, the company maintained a low sawlog harvest level and reduced its pulpwood harvest approximately 400,000 tons. In the South, the company’s 11.5-million-ton harvest was similar to 2009, however the mix of the harvest shifted toward small-diameter sawlogs as the company’s 2010 harvest focused more on second thinnings that produce a mix of pulpwood and small-diameter sawlogs.

In the Real Estate segment, the company reported income of $180 million during 2010 compared with $278 million during 2009. In 2010, the company completed the three-phase Montana conservation sale of approximately 310,000 acres of timberlands to The Nature Conservancy and The Trust for Public Land. The final two phases contributed $162 million and $37 million of income to the segment’s 2009 and 2010 results, respectively. The sale of large, non-strategic timberlands contributed to the segment’s results in both 2009 and 2010. These sales generated $23 million of income in 2009 and $25 million of income in 2010. The balance of the 2010 real estate revenues and income, $214 million and $118 million, respectively, were generated from the sale of approximately 164,000 acres of recreation, conservation and lower-productivity, non-strategic timberlands.

Performance in the company’s Manufacturing segment turned around dramatically following the downsizing of the business in 2009. The segment reported 2010 operating profit of $24 million, a $47 million improvement from a $23 million loss in 2009. The operating loss for 2009 included $20 million of one-time charges related to the segment’s downsizing. Each of the segment’s product lines contributed significantly to the improved financial performance.

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Plum Creek Reports Results for Fourth Quarter

Prices for lumber, plywood, and medium density fiberboard (MDF) each increased year-over-year. Lumber sales volumes declined 30 percent reflecting the downsizing of the operations that took place in 2009, while sales volumes increased 11 percent for plywood and 19 percent for MDF.

Review of Quarterly Operations

The Northern Resources segment reported operating profit of $1 million for the fourth quarter, compared with operating loss of $1 million reported in the fourth quarter of 2009. A combination of lower costs and higher log prices expanded margins in the Northern Resources segment. Average Northern Resources sawlog prices were $6 per ton, or 12 percent higher than the prevailing prices of the fourth quarter of 2009. While prices have improved from their lows, the company continues to restrict its sawlog harvest in the Pacific Northwest due to relatively unattractive sawlog prices in the region. Average pulpwood prices in the segment were $1 per ton higher than those experienced during 2009. As planned, the Northern harvest volume was approximately 920,000 tons, approximately 260,000 tons lower than the 2009 level.

The Southern Resources segment reported fourth quarter operating profit of $28 million, compared with a $17 million operating profit reported during the fourth quarter of 2009. Prices for sawlogs have improved $1 per ton, while pulpwood prices are similar to the levels experienced during the same period of 2009. Overall Southern harvest volumes increased approximately 570,000 tons, or 22 percent, compared to the near record low harvest of the fourth quarter of 2009. Sawlogs accounted for 425,000 tons of the increase, consistent with the company’s 2010 harvest plan which called for a shift in harvest emphasis from first thinnings that produce primarily pulpwood, to second thinnings that produce a mix of pulpwood and small-diameter sawlogs.

The Real Estate segment reported revenue of $155 million and operating profit of $73 million in the fourth quarter of 2010. The segment reported $67 million of revenue and $44 million of operating profit for the fourth quarter of 2009. The 2010 results include $89 million of revenue and $37 million of operating income from the final phase of the Montana conservation sale.

During the fourth quarter, the company sold approximately 115,000 acres of land, more than 69,000 acres of which consisted of the final phase of the Montana conservation sale mentioned above. The balance of the properties sold consisted of 16,100 acres of rural recreation lands that captured approximately $2,000 per acre. Approximately 8,300 acres of conservation lands sold for nearly $1,000 per acre, and 21,400 acres of lower productivity, non-strategic properties captured $1,050 per acre.

The Manufacturing segment reported operating profit of $3 million for the fourth quarter of 2010, compared with breakeven results for the same period of 2009. Each of the product lines within the segment contributed to the improved performance. Prices for lumber and plywood were up 8 percent and 6 percent respectively from fourth quarter 2009 levels. MDF prices were relatively unchanged from the fourth quarter of 2009. Sales volumes were similar to those of the fourth quarter of 2009.

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Plum Creek Reports Results for Fourth Quarter

Debt Refinancing Completed

As previously reported, the company completed significant refinancing activity during the fourth quarter. Specifically, the company:

•	Issued $575 million of 4.7 percent coupon, 10-year bonds
•	Pre-paid $213 million of private placement notes scheduled to mature during the fourth quarter of 2011
•	Pre-paid, in full, a $250 million term credit agreement scheduled to mature in June 2012
•	Reduced outstanding borrowing on the company’s Line of Credit with the balance of the funds raised in the fourth-quarter debt issuance.

The company recorded a one-time charge of $13 million ($0.08 per diluted share) in the fourth quarter of 2010 for debt retirement costs.

In addition, the company entered into a new four-year, $600 million revolving credit facility that will provide ample liquidity for the needs of the company.

Outlook

“We believe recovery in our businesses will continue in 2011,” continued Holley. “The supply chain remains tight and lumber prices have been firming over the past four months. We are starting to see this reflected in West Coast log prices where prices began climbing in December and have continued to improve in January. However, sawlog markets throughout the nation are still below what we consider attractive levels. We are approaching 2011 conservatively and expect our harvest volume and mix will be similar to that of our 2010 harvest. In our Real Estate segment, we will continue to focus on those markets where prices have been attractive, holding our most valuable lands for the future.”

The company plans to harvest between 15 and 16 million tons of timber this year, comparable to 2010 levels. The company expects the volume and harvest mix to be similar to 2010 in both the Northern and Southern resource segments.

Real Estate segment sales for the year are expected to be between $250 million and $300 million. First quarter sales are expected to be between $50 million and $60 million.

The Manufacturing segment is expected to generate $15 to $20 million profit in 2011.

Interest expense is expected to be similar to 2010’s level.

Reflecting all of these factors, the company expects 2011 income to be between $1.25 and $1.45 per share. The company expects to report first quarter income to be between $0.20 and $0.25 per share.

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Plum Creek Reports Results for Fourth Quarter

“We will continue to exercise operational flexibility just as we have during the downturn. We have a strong balance sheet and will respond quickly to market opportunities as they arise.

“As was the case in 2010, we expect cash flow from operations in 2011 to comfortably support our dividend and capital programs, and we will continue our tradition of disciplined capital allocation to deliver value to our shareholders. Our geographic diversity, financial capability and strategic focus have served the company well in a wide variety of economic environments and we will continue to leverage these strengths to benefit from the opportunities that lie ahead,” concluded Holley.

Earnings Conference Call and Supplemental Information

Plum Creek will hold a conference call today, Jan. 31, at 5:00 p.m. EST (2:00 p.m. PST). A live webcast of the conference call may be accessed through Plum Creek’s Internet site at www.plumcreek.com by clicking on the “Investors” link.

Investors without Internet access should dial 1-800-572-9852 at least 10 minutes prior to the start of the call, referencing Plum Creek’s earnings conference call. Those wishing to access the call from outside the United States and Canada should dial 1-706-645-9676, also referencing Plum Creek’s earnings conference call. Replay of the call will be available for 48 hours after completion of the live call and can be accessed at 1-800-642-1687 or 1-706-645-9291 (international calls), using the code 26072897.

Supplemental financial information for Plum Creek operations, including statistical data, is available in the Investors section of Plum Creek’s website at www.plumcreek.com.

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Plum Creek is the largest and most geographically diverse private landowner in the nation with approximately 6.8 million acres of timberlands in major timber producing regions of the United States and wood products manufacturing facilities in the Northwest. For more information, visit www.plumcreek.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seek,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates,” or the negative of those words or other comparable terminology. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the cyclical nature of the forest products industry, our ability to harvest our timber, our ability to execute our acquisition strategy, the market for and our ability to sell or exchange non-strategic timberlands and timberland properties that have higher and better uses, and various regulatory constraints. These and other risks, uncertainties and assumptions are detailed from time to time in our filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended. It is likely that if one or more of the risks materializes, or if one or more assumptions prove to be incorrect, the current expectations of Plum Creek and its management will not be realized. Forward-looking statements are not guarantees of performance, and speak only as of the date made, and neither Plum Creek nor its management undertakes any obligation to update or revise any forward-looking statements.

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PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Twelve Months Ended
	December 31, 2010	December 31, 2009

	(In Millions, Except Per Share Amounts)

Revenues:
Timber	$569	$545
Real Estate	336	486
Manufacturing	265	245
Other	20	18

Total Revenues	1,190	1,294

Costs and Expenses:
Cost of Goods Sold:
Timber	421	431
Real Estate	148	200
Manufacturing	236	257
Other	2	1

Total Cost of Goods Sold	807	889
Selling, General and Administrative	95	106

Total Costs and Expenses	902	995

Other Operating Income (Expense), net	9	—

Operating Income	297	299

Equity Earnings from Timberland Venture	57	55

Interest Expense, net:
Interest Expense (Debt Obligations to Unrelated Parties)	80	89
Interest Expense (Note Payable to Timberland Venture)	58	58

Total Interest Expense, net	138	147

Loss on Extinguishment of Debt	(13)	(2)

Income before Income Taxes	203	205

Provision (Benefit) for Income Taxes	1	(31)

Income from Continuing Operations	202	236

Gain on Sale of Properties, net of tax	11	—

Net Income	$213	$236

Per Share Amounts:

Income from Continuing Operations - Basic	$1.25	$1.45
Income from Continuing Operations - Diluted	$1.24	$1.44

Net Income per Share - Basic	$1.31	$1.45
Net Income per Share - Diluted	$1.31	$1.44

Weighted Average Number of Shares Outstanding
- Basic	162.1	163.3
- Diluted	162.3	163.4

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Quarter Ended
	December 31, 2010	December 31, 2009

	(In Millions, Except Per Share Amounts)

Revenues:
Timber	$140	$131
Real Estate	155	67
Manufacturing	57	56
Other	4	4

Total Revenues	356	258

Costs and Expenses:
Cost of Goods Sold:
Timber	104	105
Real Estate	79	21
Manufacturing	52	52
Other	1	—

Total Cost of Goods Sold	236	178
Selling, General and Administrative	25	31

Total Costs and Expenses	261	209

Other Operating Income (Expense), net	—	—

Operating Income	95	49

Equity Earnings from Timberland Venture	13	12

Interest Expense, net:
Interest Expense (Debt Obligations to Unrelated Parties)	21	20
Interest Expense (Note Payable to Timberland Venture)	15	15

Total Interest Expense, net	36	35

Loss on Extinguishment of Debt	(13)	(3)

Income before Income Taxes	59	23

Benefit for Income Taxes	—	(5)

Net Income	$59	$28

Per Share Amounts:
Net Income per Share - Basic	$0.37	$0.17
Net Income per Share - Diluted	$0.37	$0.17

Weighted Average Number of Shares Outstanding
- Basic	161.6	162.8
- Diluted	161.9	163.0

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	December 31, 2010	December 31, 2009

	(In Millions, Except Per Share Amounts)

ASSETS

Current Assets:
Cash and Cash Equivalents	$252	$299
Accounts Receivable	21	24
Taxes Receivable	2	15
Inventories	49	46
Deferred Tax Asset	7	6
Assets Held for Sale	57	115
Other Current Assets	22	14

	410	519

Timber and Timberlands, net	3,405	3,487
Property, Plant and Equipment, net	146	156
Equity Investment in Timberland Venture	201	201
Deferred Tax Asset	10	14
Investment in Grantor Trusts (at Fair Value)	35	33
Other Assets	44	38

Total Assets	$4,251	$4,448

LIABILITIES

Current Liabilities:
Current Portion of Long-Term Debt	$94	$55
Line of Credit	166	320
Accounts Payable	25	32
Interest Payable	23	25
Wages Payable	23	20
Taxes Payable	12	14
Deferred Revenue	25	16
Other Current Liabilities	7	21

	375	503

Long-Term Debt	1,643	1,625
Note Payable to Timberland Venture	783	783
Other Liabilities	76	71

Total Liabilities	2,877	2,982

Commitments and Contingencies

STOCKHOLDERS’ EQUITY

Preferred Stock, $0.01 par value, authorized shares - 75.0, outstanding - none	—	—
Common Stock, $0.01 par value, authorized shares - 300.6, outstanding (net of Treasury Stock) - 161.6 at December 31, 2010, and 162.8 at December 31, 2009	2	2
Additional Paid-In Capital	2,243	2,233
Retained Earnings	51	110
Treasury Stock, at cost, Common Shares - 26.2 at December 31, 2010, and 24.8 at December 31, 2009	(911)	(860)
Accumulated Other Comprehensive Income (Loss)	(11)	(19)

Total Stockholders’ Equity	1,374	1,466

Total Liabilities and Stockholders’ Equity	$4,251	$4,448

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Twelve Months Ended
	December 31, 2010	December 31, 2009

	(In Millions)
Cash Flows From Operating Activities:
Net Income	$213	$236
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization (includes $10 Lumber Impairment Loss in 2009)	96	109
Basis of Real Estate Sold	132	155
Equity Earnings from Timberland Venture	(57)	(55)
Distributions from Timberland Venture	57	53
Deferred Income Taxes	1	(14)
Gain on Sales of Properties and Other Assets	(13)	—
Loss on Extinguishment of Debt	13	2
Deferred Revenue from Long-Term Gas Leases (Net of Amortization)	3	(6)
Pension Plan Contributions	(4)	(10)
Working Capital Changes Impacting Cash Flow:
Like-Kind Exchange Funds	—	48
Income Tax Receivable	13	8
Other Working Capital Changes	(17)	5
Other	12	9

Net Cash Provided By Operating Activities	449	540

Cash Flows From Investing Activities:
Capital Expenditures (Excluding Timberland Acquisitions)	(71)	(61)
Timberlands Acquired	—	(1)
Proceeds from Sales of Properties and Other Assets	13	1
Purchases of Marketable Securities	(2)	(3)
Other	2	—

Net Cash Used In Investing Activities	(58)	(64)

Cash Flows From Financing Activities:
Dividends	(272)	(275)
Borrowings on Line of Credit	1,783	1,073
Repayments on Line of Credit	(1,937)	(984)
Proceeds from Issuance of Long-Term Debt	575	—
Debt Issuance Costs	(7)	—
Principal Payments and Retirement of Long-Term Debt	(531)	(273)
Proceeds from Stock Option Exercises	2	—
Acquisition of Treasury Stock	(51)	(87)

Net Cash Used In Financing Activities	(438)	(546)

Increase (Decrease) In Cash and Cash Equivalents	(47)	(70)
Cash and Cash Equivalents:
Beginning of Period	299	369

End of Period	$252	$299

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Quarter Ended
	December 31, 2010	December 31, 2009

	(In Millions)
Cash Flows From Operating Activities:
Net Income	$59	$28
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	24	24
Basis of Real Estate Sold	75	16
Equity Earnings from Timberland Venture	(13)	(12)
Distributions from Timberland Venture	1	—
Deferred Income Taxes	—	7
Loss on Extinguishment of Debt	13	3
Deferred Revenue from Long-Term Gas Leases (Net of Amortization)	(2)	(1)
Pension Plan Contributions	—	(2)
Working Capital Changes Impacting Cash Flow:
Income Tax Receivable	(1)	(9)
Other Working Capital Changes	(15)	(7)
Other	(4)	1

Net Cash Provided By Operating Activities	137	48

Cash Flows From Investing Activities:
Capital Expenditures (Excluding Timberland Acquisitions)	(20)	(16)
Proceeds from Sales of Properties and Other Assets	—	1
Purchases of Marketable Securities	(2)	(3)
Other	1	—

Net Cash Used In Investing Activities	(21)	(18)

Cash Flows From Financing Activities:
Dividends	(67)	(68)
Borrowings on Line of Credit	278	378
Repayments on Line of Credit	(432)	(322)
Proceeds from Issuance of Long-Term Debt	575	—
Debt Issuance Costs	(7)	—
Principal Payments and Retirement of Long-Term Debt	(478)	(70)

Net Cash Used In Financing Activities	(131)	(82)

Increase (Decrease) In Cash and Cash Equivalents	(15)	(52)
Cash and Cash Equivalents:
Beginning of Period	267	351

End of Period	$252	$299